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                                                                    EXHIBIT 99.1

NEWS FROM
GREATE BAY HOTEL AND CASINO

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FOR IMMEDIATE RELEASE                    Media Contacts:  Jim Wise
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                                         Director of Corporate Communications
                                         (609) 441-4526

          GREATE BAY HOTEL AND CASINO FILES CHAPTER 11 REORGANIZATION

Atlantic City, New Jersey, January 5, 1998 - Greate Bay Hotel and Casino, Inc., owner of the Sands Hotel & Casino in Atlantic City, announced today that it has filed a voluntary petition for Chapter 11 reorganization in the United States Bankruptcy Court in Camden, New Jersey. Greate Bay Hotel and Casino, Inc. is the principal operating subsidiary of Greate Bay Casino Corporation (AMEX:GBY) which is not part of the bankruptcy petition.

Timothy A. Ebling, the chief financial officer of the Sands, stated that "the primary purpose of the filing will allow us to restructure our long-term debt and to reposition the casino to emerge from bankruptcy as a healthy and more profitable business. The Sands generates more than sufficient cash flow to cover its operating expenses but has been unable to generate sufficient cash flow to meet the interest requirements on its long-term debt."

"The Sands will continue to welcome and entertain our customers as usual," continued Ebling, who also added, "other properties in our market have restructured under Chapter 11 and emerged successfully on a sounder financial footing."

Great Bay Hotel and Casino also announced that Ladenburg Thalmann & Co. was engaged by the Company to act as financial advisors during the reorganization proceedings.

GB Property Funding Corp., the issuer of $185 million of 10 7/8% First Mortgage Notes due 2004, and GB Holdings, Inc., the immediate parent company for Greate Bay Hotel and Casino Corporation, also filed for Chapter 11 protection.

Other Greate Bay Casino Corporation subsidiaries, including PRT Funding Corporation, the issuer of $85 million of 11 5/8% Senior Notes due 2004, and Pratt Casino Corporation, guarantor of the Senior Notes, are not part of the bankruptcy petition. The indenture to the Senior Notes contains cross-default provisions with respect to the First Mortgage Notes.


                                    - more -
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Great Bay Casino Corporation does not currently meet the financial guidelines of the American Stock Exchange for continuing listing on the Exchange.  The
Exchange is conducting an evaluation of the Company with respect to the continued listing of both its common stock, the 10 7/8% First Mortgage Notes and 11 5/8% Senior Notes and accordingly, no assurance can be given that the listings on the Exchange will be continued. Trading in all three issues was halted today and will continue pending further evaluation.

Ebling and Frederick H. Kraus, both long-term employees of the Sands, were named Executive Vice President and Chief Financial Officer, and Executive Vice President and General Counsel, respectively, of the Sands.

The Sands Hotel and Casino is a 21 story resort, offering a full range of casino gaming, a 532 room hotel, headline entertainment and find dining.

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